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                                                                    Exhibit 21.1

                              List of Subsidiaries

Diveo, Inc.
Diginet Dominican Republic, Inc.
Diginet Panama, Inc.
Diveo de Panama S.A.
Diginet Paraguay, Inc.
Diveo de Paraguay S.A.
Diginet Venezuela, Inc.
Diveo Venezuela C.A.
Diginet Peru, Inc.
Diveo Telecomunicaciones del Peru S.A.
Tellink, S.A.
Diginet Ventures/Megalink, Inc.
Diginet Colombia, Inc.
Diveo de Colombia Ltda.
Diginet Mexico, Inc.
Diveo de Mexico S.A. de C.V.
Diveo Uruguay, Inc.
Diginet Uruguay S.A.
Diginet Chile, Inc.
Diveo de Chile S.A.
Diginet Ecuador, Inc.
Diveo de Ecuador S.A.
Diginet Argentina, Inc.
Diveo Argentina S.A.
Eritown S.A.
Diginet Brazil, Inc.
Comutacao Digital, Ltda.
Diveo do Brazil Telecomunicaciones Ltda.

                                    EX21--1